Exhibit 99.4

LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER INTERMEDIARIES

Merger Transaction between ZEEKR Intelligent Technology Holding Limited and
Geely Automobile Holdings Limited

12.3 shares of Geely Automobile Holdings Limited

or

US$26.87 in cash

For each American depositary share representing ten ordinary shares of ZEEKR Intelligent Technology Holding Limited

(subject in each case to the terms and conditions described in the ADS Election Form and Letter of Transmittal)

THE DEADLINE TO MAKE AN ELECTION on behalf of your clients IS the ADS Election Return Deadline, as described below.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Intermediaries:

On July 15, 2025, ZEEKR Intelligent Technology Holding Limited (“Zeekr”), Geely Automobile Holdings Limited (“Geely”) and Keystone Mergersub Limited, a wholly owned subsidiary of Geely (“Merger Sub”) entered into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”) that provides for the acquisition of Zeekr by Geely. On the terms and subject to the conditions set forth in the Merger Agreement, among other things, the Merger Sub will merge with and into Zeekr, with Zeekr being the surviving company of the merger and becoming a wholly owned subsidiary of Geely (the “Merger” or the “Transaction”).

At the extraordinary general meeting of Zeekr shareholders held on September 15, 2025, Zeekr shareholders considered and voted on, among other matters, a proposal to authorize and approve the Merger and the other transactions contemplated by the Merger Agreement. The proxy statement for such meeting, dated August 4, 2025 (the “Proxy Statement”) was previously mailed to Zeekr shareholders of record as of August 14, 2025, and is also available through the U.S. Securities and Exchange Commission’s (the “SEC”) web site at www.sec.gov. The closing of the Transaction is subject to the adoption and approval of such proposal by Zeekr shareholders, the approval of the Transaction by independent shareholders of Geely and the satisfaction of certain other closing conditions as set forth in the Merger Agreement.

Under the terms of the Merger Agreement, a copy of which is attached as Annex A to the Proxy Statement, each Zeekr shareholder (other than any Hong Kong Non-Professional Investor) has the opportunity to elect to receive, as merger consideration, for any ordinary share of Zeekr, par value US$0.0002 per share (each, a “Zeekr Share”, and collectively, “Zeekr Shares”) that such shareholder owns (other than certain excluded shares as set forth in the Merger Agreement), without interest and net of any applicable withholding taxes, either:

(1)	US$2.687 in cash per Zeekr Share; or

(2)	1.23 fully paid, non-assessable shares of Geely with a nominal value of HK$0.02 each (each, a “Geely Share”, and collectively, “Geely Shares”) per Zeekr Share.

Under the terms of the Merger Agreement, The Bank of New York Mellon (the “Depositary”), as the registered holder of Zeekr Shares underlying American depositary shares each representing ten (10) Zeekr Shares (each, a “Zeekr ADS”, and collectively, “Zeekr ADSs”), has the opportunity to make elections as described above with respect to such Zeekr Shares, based on instructions from holders of Zeekr ADSs representing such Zeekr Shares. Specifically, each holder of Zeekr ADSs (other than any Hong Kong Non-Professional Investor) has the opportunity to instruct the Depositary that such Zeekr ADS holder elects to receive, as merger consideration, for any Zeekr ADS that such Zeekr ADS holder owns (other than certain Zeekr ADSs constituting excluded shares as set forth in the Merger Agreement), without interest and net of any applicable withholding taxes, either:

(1)	US$26.87 in cash per Zeekr ADS (“Cash Consideration”, and such election, a “Cash Election”); or

(2)	12.3 fully paid, non-assessable Geely Shares per Zeekr ADS (“Stock Consideration”, and such election, a “Stock Election”), which will be deposited for delivery of American depositary shares, each representing and exchangeable for twenty (20) Geely Shares (each, a “Geely ADS”, and collectively, “Geely ADSs”).

A Zeekr ADS holder may instruct the Depositary on its election of the merger consideration as described above by:

(1)	in the case of any holder of Zeekr ADSs registered on the register of ADS holders maintained by the Depositary (each a “Registered Zeekr ADS Holder”), completing and returning to the Depositary the ADS Election Form and Letter of Transmittal (the “ADS Election Form”); or

(2)	in the case of any person holding their Zeekr ADS through their securities intermediary such as a broker, bank or other intermediary, instructing their securities intermediary as to their election, so that their securities intermediary can make an election on their behalf to the Depositary.

We are sending this letter to you because you hold Zeekr ADSs for your clients as their securities intermediary and only you can make elections to the Depositary on their behalf with respect to their Zeekr ADSs based on their election instructions.

We are requesting that you contact your clients for whom you hold Zeekr ADSs to get their instructions as to the merger consideration they elect to receive for their Zeekr ADSs. For your information and for forwarding to your clients, we are enclosing the following documents:

(1)	The ADS Election Form that is to be used by Registered Zeekr ADS Holders to make elections.

Although you would make elections on behalf of your clients through The Depository Trust Company’s (the “DTC”) Automated Tender Offer Program (“ATOP”) and not by using the ADS Election Form, the ADS Election Form provides important information and terms and conditions that apply to elections made by or on behalf of all Zeekr ADS holders including your clients.

(2)	A form of letter, which may be sent to your clients, with space provided for obtaining their instructions as to the merger consideration they elect to receive for their Zeekr ADSs.

Notwithstanding anything to the contrary in the Merger Agreement or in the ADS Election Form, a Zeekr ADS holder who is a Hong Kong Non-Professional Investor may only make a Cash Election and may not make a Stock Election with respect to any Zeekr ADS owned by such Zeekr ADS holder. Any election made by or on behalf of a Hong Kong Non-Professional Investor will not have been validly made to the extent that it purports to be a Stock Election. “Hong Kong Non-Professional Investor” means any person (i)(x) whose address as shown on the register of ADS holders maintained by the Depositary or any direct or indirect participant in the DTC system with respect to Zeekr ADSs is an address in Hong Kong; or (y) whose primary residential address (in the case of a corporation, its registered address) is an address in Hong Kong; and (ii) does not qualify as a professional investor pursuant to the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) and any rules made thereunder. Your client should consult their own Hong Kong counsel if they are in any doubt whether they are a Hong Kong Non-Professional Investor.

Notwithstanding anything to the contrary in the Merger Agreement or in the ADS Election Form, a Zeekr ADS holder who is a PRC ODI Investor and who makes a Stock Election with respect to any Zeekr ADS owned by such Zeekr ADS holder must have all Applicable ODI Filings completed prior to the Election Deadline. Any Stock Election made by or on behalf of a PRC ODI Investor will not be considered validly made unless, prior to the Election Deadline, all Applicable ODI Filings applicable to such PRC ODI Investor have been completed and remain in full force and effect, and such PRC ODI Investor has provided or otherwise made available satisfactory documentary evidence thereof to Geely, which evidence must been marked to identify the name of such PRC ODI Investor or the voluntary offer identification number assigned by DTC in connection with such election if made through the DTC’s ATOP system, as applicable. “PRC ODI Investor” means any person who or whose affiliate is required to complete any NDRC Filings, MOFCOM Filings or SAFE Filings in connection with its receipt of the applicable Stock Consideration in the Merger pursuant to the terms of the Merger Agreement (such NDRC Filings, MOFCOM Filings and SAFE Filings, to the extent required to be completed by such person or its affiliate prior to its receipt of the applicable Stock Consideration, such person’s “Applicable ODI Filings”). “NDRC Filings” means collectively, any filings with, reporting to or permits, authorizations, consents and approvals of the National Development and Reform Commission of the PRC (or its successor), or the local counterpart of such Governmental Entity, which are required to be made under the Measures for the Administration of Overseas Investment of Enterprises (《企业境外投资管理办法》) promulgated by the National Development and Reform Commission of the PRC on December 26, 2017, and effective from March 1, 2018 (as amended, supplemented or otherwise modified from time to time), or any replacement or successor Law thereof. “MOFCOM Filings” means, collectively, any filings with, reporting to, registrations with or permits, authorizations, consents and approvals of the Ministry of Commerce of the PRC (or its successor), or the local counterpart of such Governmental Entity, which are required to be made under the Measures for the Administration of Overseas Investment (《境外投资管理办法》) promulgated by the Ministry of Commerce of the PRC on September 6, 2014, and effective from October 6, 2014 (as amended, supplemented or otherwise modified from time to time), or any replacement or successor Law thereof. “SAFE Filings” means any filings or registrations with the State Administration of Foreign Exchange of the PRC (or its successor), the local counterpart of such Governmental Entity, or a commercial bank authorized by the foregoing, which are required to be made under the Regulations on Foreign Exchange Administration of Outbound Direct Investment by Domestic Institutions (《境内机构境外直接投资外汇管理规定》) promulgated by the State Administration of Foreign Exchange of the PRC on July 13, 2009, and effective from August 1, 2009 (as amended, supplemented or otherwise modified from time to time), or any replacement or successor Law thereof. “PRC” means the People’s Republic of China, excluding, for purposes of the Transaction, Hong Kong, Macau and Taiwan. Your client should consult their own PRC counsel if they are in any doubt whether they are a PRC ODI Investor.

Your prompt action is requested. PLEASE CONTACT YOUR CLIENTS AS SOON AS POSSIBLE.

The “Election Deadline” for the Depositary to make elections with respect to the Zeekr Shares underlying Zeekr ADSs is:

(1)	5:00 p.m., U.S. Eastern Time, on a Business Day as determined by Geely in good faith; and

(2)	not expected until the fourth quarter of 2025.

Geely and Zeekr will make a public announcement or issue a press release in respect of the anticipated Election Deadline at least five Business Days prior to the anticipated Election Deadline. Zeekr will furnish such public announcement or press release under Form 6-k, which will be available through the SEC’s web site at www.sec.gov. “Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York city, New York, the Cayman Islands, Hong Kong or Shanghai, China.

Unless the Depositary has otherwise advised you of an earlier processing deadline, it is imperative that the Depositary RECEIVES the elections that you make on behalf of your clients no later than 5:00 p.m., U.S. Eastern Time, on the second Business Day prior to the Election Deadline (the “ADS Election Return Deadline”). Otherwise, the election you make on behalf of your clients with respect to their Zeekr ADSs will not be considered validly made, the Depositary will not make an election with respect to the Zeekr Shares underlying such Zeekr ADSs, and will therefore receive cash as consideration for such Zeekr Shares. As a result, your clients will receive Cash Consideration for such Zeekr ADSs.

Your clients do not need to make an election with respect to all their respective Zeekr ADSs, nor do they need to make the same election with respect to all their respective Zeekr ADSs. If they do not make a valid election with respect to any of their Zeekr ADSs, they will receive the Cash Consideration for such Zeekr ADSs.

After you receive instructions from any client with respect to their Zeekr ADSs and make an election on their behalf with respect to such Zeekr ADSs through the DTC’s ATOP system, you may enter changes or revocations with respect to such Zeekr ADSs on their behalf based on their instructions through the DTC’s ATOP system at any time prior to the ADS Election Return Deadline.

As noted above, the Merger is subject to the satisfaction of several closing conditions. Nothing in this letter is intended to indicate whether or when such closing conditions may be satisfied or to confirm whether or when the Merger will be completed.

The issuance of Geely Shares (if any) in the Merger will be conducted without registration under the Securities Act of 1933, as amended, pursuant to the exemption provided by Rule 802 thereunder, rather than pursuant to an effective registration statement on Form F-4 or any other registration statement, and is not subject to the disclosure requirements applicable to a registration statement on Form F-4 or any other registration statement. Zeekr, Geely and any of their affiliates participating in the Merger will be exempt from the requirements of Rule 13e-3 promulgated under the Exchange Act of 1934 (including with respect to the requirement that a Schedule 13E-3 be filed with the SEC) pursuant to the exemption provided by Rule 13e-3(g)(6). Neither Zeekr nor Geely is making any disclosure pursuant to such disclosure requirement, whether in the Merger Agreement, the Proxy Statement, the ADS Election Form, or any documents filed or furnished with the SEC or otherwise disseminated to any Zeekr shareholders or Zeekr ADS holders in connection with the Merger.

Neither the SEC nor any securities commission of any State of the U.S. has (a) approved or disapproved of the Merger; (b) passed upon the merits or fairness of the Merger; or (c) passed upon the adequacy or accuracy of any disclosure, whether in the Merger Agreement, the Proxy Statement, the ADS Election Form, or any documents filed or furnished with the SEC in connection with the Merger. Any representation to the contrary is a criminal offense in the U.S.

The Merger involves securities of two Cayman Islands companies and will be implemented and is subject to procedural and disclosure requirements that are different from those of the United States. Financial statements included or incorporated by reference herein, if any, have been prepared in accordance with foreign financial accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for Zeekr ADS holders in the United States to enforce their rights and any claim they may have arising under the U.S. federal securities laws (if any), since Geely is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. A person in the United States may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

Geely may purchase securities otherwise than under the Merger, such as in open market or privately negotiated purchases.

Questions or requests for assistance may be directed to Georgeson LLC, the Information Agent for the Transaction, at (877) 514-5167 (Call Toll Free) or +1 (531) 252-0409 (Outside U.S. and Canada).

You can also obtain additional copies of the ADS Election Form from the Information Agent.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF ZEEKR, GEELY, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE MERGER OTHER THAN THE use of the DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

Very truly yours,

Signature:	/s/ Gui Sheng Yue

Gui Sheng Yue
Executive Director & CEO
Geely Automobile Holdings Limited

Signature page to Letter to Brokers

Very truly yours,

Signature:	/s/ Conghui An

Conghui An
Authorised Signatory
ZEEKR Intelligent Technology Holding Limited

Signature page to Letter to Brokers